Exhibit 99.1

Cubic Reports Improved Third Quarter Fiscal Year 2016 Results

•                Sales increased 8 percent to $375.2 million for the third quarter from $347.8 million last year

•                Adjusted EBITDA(1) increased 54 percent to $40.7 million for the quarter compared to $26.4 million last year

•                Net income of $4.5 million, or $0.17 per diluted share for the quarter compared to $8.8 million, or $0.33 per diluted share last year

•                Cash flows from operating activities of $43.1 million for the quarter compared to cash used in operations of $14.6 million last year

•                Total backlog of $2.672 billion as of June 30, 2016

•                EPS guidance revised to $0.85 to $1.00 per diluted share; EBITDA(1) guidance unchanged at $70 million to $85 million, Adjusted EBITDA(1) (2) guidance unchanged at $130 million to $145 million; Sales guidance for fiscal 2016 unchanged at $1.51 billion to $1.56 billion

San Diego — August 3, 2016 – Cubic Corporation (NYSE: CUB) today reported its financial results for the quarter and nine months ended June 30, 2016.

“We are pleased with this quarter’s financial performance. Sales, Adjusted EBIDTA and operating cash flow improved significantly over the third quarter last year. We continue to expect a strong fourth quarter due to many shipments of higher margin products in Defense Systems, which will lead to better financial performance compared to last fiscal year,” said Bradley H. Feldmann, president and chief executive officer of Cubic Corporation. “We are making great progress with our One Cubic ERP system implementation and the integration of our recent acquisitions. We see opportunity to grow the company - unparalleled in Cubic’s recent history - particularly in Defense Systems and Transportation, leading to expected record financial performance in fiscal year 2017 and beyond.”

Third Quarter Results

Sales for the third quarter of fiscal 2016 were $375.2 million compared to $347.8 million in fiscal 2015, an increase of 8 percent. Sales grew for the quarter from Cubic Transportation Systems (CTS) and Cubic Global Defense Systems (CGD Systems), but decreased from Cubic Global Defense Services (CGD Services). Foreign currency exchange translation reduced sales by $9.2 million for the quarter when compared to prior year exchange rates. Sales from recent acquisitions for the third quarter of fiscal 2016 were $20.5 million compared to $10.8 million last year.

Operating income for the quarter was $13.9 million compared to $10.3 million in the third quarter last year. Operating income for the quarter was higher for CTS and CGD Services, but was lower for CGD Systems. Foreign currency exchange translation reduced operating income by $1.7 million in the quarter compared to last year.

Expenses incurred in the third quarter of 2016 for strategic and IT system resource planning as part of One Cubic initiatives totaled $8.5 million compared to $6.0 million in the third quarter of last year.

Adjusted EBITDA(1), which excludes acquisition-related expenses, expenses related to ERP system development and supply chain process redesign, restructuring costs and other non-operating income and expenses, was $40.7 million or 11 percent of sales for the quarter compared to $26.4 million or 8 percent of sales in the third quarter of fiscal 2015.

Net income attributable to Cubic shareholders was $4.5 million, or $0.17 per diluted share, compared to $8.8 million, or $0.33 per diluted share, in the third quarter of fiscal 2015. Although operating income was higher in the third quarter of fiscal 2016 than the third quarter of fiscal 2015, net income attributable to Cubic declined due to the increase in interest expense, which was primarily caused by the increase in the average outstanding debt during the respective periods, and the increase in income tax expense between the comparable periods. A discrete tax expense of $1.5 million was recorded in the third quarter of fiscal 2016 related to timing differences with respect to tax accounting for long-term contracts resulting in an increase in the U.S. valuation allowance.

Operating activities provided cash of $43.1 million in the third quarter of fiscal year 2016 and used cash of $14.6 million in the third quarter of fiscal year 2015. For the quarter ended June 30, 2016, all segments had positive operating cash flows.

Results for Nine Months Ended June 30, 2016

Sales for the first nine months of fiscal 2016 were $1.055 billion compared to $1.005 billion in fiscal 2015. Sales grew for the nine months from CTS and CGD Systems, but decreased from CGD Services. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar had a negative impact on sales of $26.4 million for the nine-month period compared to the same period last year. Sales from recent acquisitions for the first nine months of fiscal 2016 were $43.4 million compared to $22.6 million last year.

The operating loss was $3.3 million in the first nine months of 2016 compared to operating income of $40.7 million in 2015. Operating results in the first nine months of 2016 were largely driven by charges incurred related to business acquisitions. Businesses acquired in 2016 and 2015 generated an operating loss of $33.4 million for the nine months ended June 30, 2016 compared to an operating loss of $3.3 million in the first nine months of 2015. The loss incurred during the first nine months of fiscal 2016 included an $18.5 million charge incurred in the second quarter of fiscal 2016 related to the GATR Technologies, LLC (GATR) acquisition. Due to the structure of certain GATR’s share-based payment awards to its employees and the acceleration of vesting of these certain awards in connection with the acquisition of GATR, Cubic was required to recognize $18.5 million of compensation expense, rather than purchase consideration, for a portion of the purchase price that was paid to the seller that was distributed to the recipients of these awards. Additionally, expenses related to strategic and IT system resource planning totaled $24.4 million for the first nine months of 2016 compared to $7.9 million in the first nine months of last year.

Adjusted EBITDA(1) decreased to $82.3 million in the first nine months of 2016 from $86.6 million last year largely driven by decreased margins on the follow-on fare collection contract in London, and cost growth on a ground combat training system in the Far East. These decreases were partially offset by improved profitability on transportation contracts in Sydney, Vancouver, and Chicago, as well as improved profitability in CGD Services operations.

For the first nine months of the year, net income attributable to Cubic was $9.2 million, or $0.34 per diluted share, compared to $2.9 million, or $0.11 per diluted share last year. The increase in net income attributable to Cubic for the nine-month period was primarily due to the impact of income taxes. A discrete tax benefit of $22.2 million was recorded in the second quarter of fiscal 2016 related to a reduction in the U.S. valuation allowance following the acquisition of GATR in the second quarter which permitted the realization of a portion of pre-existing deferred tax assets, partially offset by a discrete tax expense of $5.9 million related to non-deductible compensation expense paid to the sellers of GATR. Interest expense increased to $7.4 million for the first nine months of fiscal 2016 from $3.1 million for the same period last year due to the increase in outstanding debt.

Operating activities provided cash of $5.4 million in the nine-month period ended June 30, 2016. For the nine months ended June 30, 2016, CGD Systems used cash, while the operating activities of CTS and CGD Services had positive cash flows. The use of cash in CGD Systems resulted primarily from $18.5 million in compensation expense incurred in connection with the GATR acquisition, as described above.

The Company paid cash of $243.5 million for the acquisitions of GATR and TeraLogics in the first nine months of 2016. Financing activities for the nine-month period consisted primarily of the net receipt of proceeds of $170.0 million from short-term borrowings and $74.6 million from long-term borrowings that, in addition to existing cash resources, were used to finance operations and the business acquisitions above.

Total backlog was $2.672 billion at the end of the quarter compared to $2.976 billion at September 30, 2015, a decrease of $304.0 million. Businesses acquired in the first nine months of fiscal 2016 added $17.2 million of funded backlog and $49.0 million of total backlog at acquisition. Changes in exchange rates between the prevailing currency in the Company’s foreign operations and the U.S. dollar as of the end of the quarter decreased backlog by $71.8 million compared to September 30, 2015.

Fiscal Year 2016 Guidance Update

	FY16 Guidance Issued in May 2016 (4)	Revised FY 2016 Guidance (3)	Change
Total sales	$1.510 to $1.560B	$1.510 to $1.560B	No change
EBITDA (1)	$70 to $85M	$70 to $85M	No change
Adjusted EBITDA (1)	$130 to $145M(2)	$130 to $145M (2)	No change
GAAP diluted EPS	$1.20 to $1.40	$0.85 to $1.05

▪                   Anticipated charges related to a partial pension settlement planned for the fourth quarter

▪                   Higher interest and financing cost on a new credit facility

▪                   Higher non-cash charge for tax expense due to an increase in our deferred tax valuation allowance

(1)   EBITDA and Adjusted EBITDA are Non-GAAP metrics - see the table included in the section titled “Use of Non-GAAP Financial Information” for a reconciliation of these GAAP and non-GAAP financial measures.

(2)     Fiscal year 2016 guidance for Adjusted EBITDA adds back to EBITDA an estimated $34-$36 million of pretax expense related to the strategic investment in ERP and supply chain improvements and $34-$36 million of pretax acquisition related expenses for recent business acquisitions.

(3)     Key foreign exchange rates (full year average estimated rates) used in the previous forecasts of sales, EPS, EBITDA and Adjusted EBITDA compared to the U.S. dollar were as follows: British pound — 1.43; Australian dollar — 0.73; New Zealand dollar — 0.67.

(4)     Key foreign exchange rates (full year average estimated rates) used in the revised forecasts of sales, EPS, EBITDA and Adjusted EBITDA compared to the U.S. dollar are as follows: British pound — 1.43; Australian dollar — 0.71; New Zealand dollar — 0.66.

Reportable Segment Results

Cubic Transportation Systems (41 percent of consolidated sales for the first nine months of fiscal 2016)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(in millions)
Transportation Systems Segment Sales	$ 430.5	$ 411.5	$ 156.0	$ 133.3

Transportation Systems Segment Operating Income	$ 43.9	$ 50.8	$ 20.5	$ 11.7

CTS sales increased 17 percent in the third quarter to $156.0 million compared to $133.3 million last year, and increased 5 percent for the nine-month period to $430.5 million from $411.5 million last year. Foreign currency exchange rates had a significant impact on the comparability of CTS sales between the periods. The average exchange rates between the prevailing currency in foreign operations and the U.S. dollar resulted in a decrease in sales of $8.5 million for the third quarter and $21.9 million for the nine-month period compared to the same periods last year. For the third quarter and first nine months of fiscal year 2016, CTS had higher sales in North America but lower sales in the U.K. Sales in Australia were higher for the third fiscal quarter, but slightly lower for the first nine months of the fiscal year compared to last year. The lower sales in the U.K. are as a result of the transition to our follow-on contract in London this fiscal year.

CTS operating income increased 75 percent in the third quarter to $20.5 million compared to $11.7 million last year, and decreased 14 percent for the nine-month period to $43.9 million from $50.8 million last year. In the third quarter of fiscal 2016, we finalized negotiations regarding scope and pricing with a customer in Australia for system development work that the customer directed us to begin in the second quarter of fiscal 2015, and for which we had deferred revenue until negotiations were complete. Quarterly operating income also increased due to improved profitability on service contracts in Sydney, Chicago, and Vancouver. The increase in operating profits in the third quarter was partially offset by the follow-on fare collection contract in London that has lower margins than the legacy contract.

For the nine-month period ended June 30, 2016, the decrease in operating income was primarily related to lower profits on the transition to a follow-on fare collection contract in London, particularly because it no longer includes the award of usage bonuses once a year, in the second fiscal quarter, as well as transition costs incurred on this contract in the first quarter of fiscal 2016. The decrease in operating income for the first nine months of fiscal 2016 was partially offset by improved profitability on service contracts in Sydney, Chicago, and Vancouver, as well as the impact of the finalization of the system development contract negotiations in Australia described above.

The average exchange rates between the prevailing currency in the CTS foreign operations and the U.S. dollar resulted in a decrease in operating income of $1.7 million for the third quarter and $2.8 million for the nine-month period ended June 30, 2016 compared to the same periods last year.

Cubic Global Defense Systems (31 percent of consolidated sales for the first nine months of fiscal 2016)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(in millions)
Cubic Global Defense Systems Segment Sales	$ 331.3	$ 295.2	$ 119.0	$ 102.6

Cubic Global Defense Systems Segment Operating Income (Loss)	$ (23.7)	$ 2.8	$ 0.9	$ 3.2

CGD Systems sales increased 16 percent in the third quarter of fiscal 2016 to $119.0 million compared to $102.6 million last year, and increased 12 percent for the nine-month period to $331.3 million from $295.2 million last year. For the quarter and nine month period, sales were higher from ground combat training system and simulator sales, partially offset by lower sales from modular networking and baseband communications equipment. Sales of air combat training systems were higher for the third quarter of 2016 compared to the third quarter last year, but were slightly lower for the first nine months of 2016 compared to the corresponding period last year. Sales generated by businesses acquired by CGD Systems during 2016 and 2015 totaled $20.5 million and $43.4 million for the three- and nine-month periods ended June 30, 2016, respectively, compared to $10.8 million and $22.6 million for the three- and nine-month periods ended June 30, 2015, respectively. The average exchange rates between the prevailing currency in the CGD Systems foreign operations and the U.S. dollar resulted in a decrease in sales of $0.7 million for the third quarter of 2016 and $4.5 million for the nine-month period ended June 30, 2016 compared to the corresponding periods last year.

CGD Systems had operating income of $0.9 million in the third quarter of fiscal 2016 compared to $3.2 million last year, and an operating loss of $23.7 million for the nine-month period compared to operating income of $2.8 million for the nine-month period last year. CGD Systems operating results in the third quarter and first nine months of fiscal 2016 were largely driven by the charges incurred related to business acquisitions. Businesses acquired by CGD Systems in 2016 and 2015 generated an operating loss of $4.7 million for the third quarter of fiscal 2016 compared to $0.3 million in the third quarter of fiscal 2015. These acquired businesses had an operating loss of $33.4 million for the nine months ended June 30, 2016 compared to $3.3 million in the first nine months of 2015. The loss incurred during the first nine months of fiscal 2016 included the $18.5 million charge described above that was incurred in connection with the GATR acquisition in the second quarter of fiscal 2016. For the third quarter and first nine months of fiscal 2016, operating income was higher than in the same periods in 2015 on increased simulator sales, but was lower on decreased sales of networking and baseband communications equipment. Operating income increased on higher sales of air combat training systems in the third quarter of 2016 compared to the third quarter last year, but was slightly lower for the first nine months of 2016 compared to the corresponding period last year.

Cubic Global Defense Services (28 percent of consolidated sales for the first nine months of fiscal 2016)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
(in millions)
Cubic Global Defense Services Segment Sales	$ 293.3	$ 298.4	$ 100.2	$ 111.9

Cubic Global Defense Services Segment Operating Income	$ 9.3	$ 4.2	$ 4.8	$ 3.1

CGD Services sales decreased 10 percent in the third quarter to $100.2 million compared to $111.9 million last year, and decreased 2 percent for the nine-month period to $293.3 million from $298.4 million last year. Sales for the third quarter of fiscal 2016 were lower primarily because of decreased activity at the Joint Readiness Training Center (JRTC) and on other U.S. Army contracts as well as lower activity supporting Special Operations Forces (SOF) training. Sales for the first nine months of fiscal 2016 were lower primarily because of decreased activity on U.S. Army support contracts other than at JRTC, where activity and revenue was slightly higher than in the first nine months of fiscal 2015. In addition, sales decreased for the nine months due to lower activity supporting SOF training.

CGD Services operating income increased 55 percent in the third quarter to $4.8 million compared to $3.1 million last year, and increased 121 percent for the nine-month period to $9.3 million from $4.2 million last year. The largest contributor to the increase in CGD Services operating margins for the third quarter and the first nine months of 2016 related to decreases in the amortization expense on purchased intangible assets which are amortized based upon accelerated methods. In the third quarter and first nine months of fiscal 2016 operating margins also increased on a number of fixed price contracts due to the impacts of cost efficiency efforts. For the first nine months of fiscal 2016, the increase in operating income was partially offset by an operating loss realized in the first quarter of fiscal 2016 on a Marine Corps training contract that was bid in an extremely competitive environment.

Conference Call

Cubic management will host a conference call to discuss the Company’s third quarter and nine month results today, Wednesday, August 3, 2016 at 1:00 p.m. EDT/10:00 a.m. PDT, which will be simultaneously broadcast over the Internet. Bradley H. Feldmann, president and chief executive officer and John “Jay” D. Thomas, executive vice president and chief financial officer, will host the call.

Conference Dial-In Information

Financial analysts and institutional investors interested in participating in the call are invited to dial:

•                 (877) 407-9708 for domestic callers

•                 (201) 689-8259 for international callers

Please dial-in approximately 10 minutes prior to the start of the call.

Audio Webcast

A live webcast of the conference call and presentation slides will be accessible on our website under the “Investor Relations” tab at www.cubic.com.

Please visit the website at least 15 minutes prior to the call to register, download and install any streaming media software needed to listen to the webcast. A replay of the broadcast will be available on the Investor Relations tab of Cubic’s website.

About Cubic

Cubic Corporation designs, integrates and operates systems, products and services focused in the transportation, defense training and secure communications markets. Cubic Transportation Systems is a leading integrator of payment and information technology and services to create intelligent travel solutions for transportation authorities and operators. Cubic Global Defense is a leading provider of live, virtual, constructive and game-based training solutions, special operations and intelligence for the U.S. and allied forces. Cubic Mission Solutions provides networked Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) capabilities for defense, intelligence, security and commercial missions. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance; making investments in our Company to drive increased productivity and efficiency in the future; anticipated lower sales, operating income and gross margin percentage in the future under our new contract with TfL; and the potential recovery of certain costs related to a contract for the development of a virtual training system. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; risks associated with the restatement of our prior consolidated financial statements, including our identification of material weaknesses in our internal control over financial reporting; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; unforeseen problems with the implementation and maintenance of our information systems; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward- looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

We believe that the presentation of Earnings before interest, taxes, depreciation, and amortization (EBITDA) and Adjusted EBITDA included in this report provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, we believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, variations in organic vs. inorganic growth (affecting amortization expense) and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense). We believe Adjusted EBITDA further facilitates company-to-company operating comparisons by backing out items that we believe are not part of our core operating performance. Items backed out of Adjusted EBITDA are comprised of expenses incurred in the development of our ERP system and the redesign of our supply chain, business acquisition expenses including retention bonus expenses, due diligence and consulting costs incurred in connection with the acquisitions, expenses recognized related to the change in the fair value of contingent consideration for acquisitions, restructuring costs, and income and expenses classified as other non-operating income and expenses which may vary for different companies for reasons unrelated to operating performance.

In addition, EBITDA and Adjusted EBITDA are key drivers of the Company’s core operating performance and major factors in management’s bonus compensation each year. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

In addition, we believe that EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA, Adjusted EBITDA and/or other adjusted measures when reporting their results.

EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be considered as alternatives to net income as a measure of performance. In addition, other companies may define EBITDA and Adjusted EBITDA differently and, as a result, our measures of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Furthermore, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either of them in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on EBITDA or Adjusted EBITDA.

The following table reconciles EBITDA and Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to EBITDA and Adjusted EBITDA.

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(in thousands)

Net income attributable to Cubic	$9,228	$2,908	$4,498	$8,780

Add:
Interest expense, net	6,251	1,721	3,071	691
Income taxes	(20,281)	34,863	4,394	559
Depreciation and amortization	31,943	28,717	12,966	8,653
Noncontrolling interest in income of VIE	-	29	-	6
EBITDA	27,141	68,238	24,929	18,689

Adjustments to EBITDA:
Acquisition related expenses, excluding amortization	27,633	3,894	3,678	1,329
ERP system development and supply chain process redesign expense	24,428	7,920	8,493	6,039
Restructuring costs	1,615	5,385	1,690	127
Other non-operating expense (income), net	1,532	1,157	1,930	257
Adjusted EBITDA	$82,349	$86,594	$40,720	$26,441

Financial Statements

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net sales:
Products	$451,329	$392,884	$170,566	$133,762
Services	603,748	612,244	204,674	214,044
	1,055,077	1,005,128	375,240	347,806
Costs and expenses:
Products	328,422	288,926	108,785	94,381
Services	478,647	480,671	164,053	175,334
Selling, general and administrative expenses	206,897	155,603	68,632	55,127
Research and development	18,146	12,830	8,521	5,938
Amortization of purchased intangibles	24,620	21,035	9,666	6,606
Restructuring costs	1,615	5,385	1,690	127
	1,058,347	964,450	361,347	337,513

Operating income (loss)	(3,270)	40,678	13,893	10,293

Other income (expenses):
Interest and dividend income	1,152	1,337	415	434
Interest expense	(7,403)	(3,058)	(3,486)	(1,125)
Other income (expense), net	(1,532)	(1,157)	(1,930)	(257)

Income (loss) before income taxes	(11,053)	37,800	8,892	9,345

Income tax expense (benefit)	(20,281)	34,863	4,394	559

Net income	9,228	2,937	4,498	8,786

Less noncontrolling interest in income of VIE	—	29	—	6

Net income attributable to Cubic	$9,228	$2,908	$4,498	$8,780

Net income per share attributable to Cubic:
Basic	$0.34	$0.11	$0.17	$0.33
Diluted	$0.34	$0.11	$0.17	$0.33

Dividends per common share	$0.14	$0.14	$—	$—

Weighted average shares used in per share calculations:
Basic	26,971	26,868	26,977	26,883
Diluted	27,010	26,925	27,058	26,960

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	September 30,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$173,439	$218,476
Restricted cash	73,361	69,245
Marketable securities	13,331	30,533
Accounts receivable - net	376,047	358,925
Recoverable income taxes	14,982	753
Inventories - net	64,803	63,700
Deferred income taxes and other current assets	38,829	33,670
Total current assets	754,792	775,302

Long-term contract receivables	21,755	36,809
Long-term capitalized contract costs	67,686	73,017
Property, plant and equipment, net	95,013	74,690
Deferred income taxes	1,619	11,443
Goodwill	406,249	237,899
Purchased intangibles, net	132,643	72,936
Other assets	6,366	18,180
	$1,486,123	$1,300,276

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$230,000	$60,000
Trade accounts payable	62,165	47,170
Customer advances	48,915	77,083
Accrued compensation and other current liabilities	145,725	143,919
Income taxes payable	2,513	4,675
Deferred income taxes	—	13,404
Current portion of long-term debt	462	525
Total current liabilities	489,780	346,776

Long-term debt	200,692	126,180
Other long-term liabilities	68,553	71,032

Shareholders’ equity:
Common stock	31,006	25,560
Retained earnings	824,172	818,642
Accumulated other comprehensive loss	(92,002)	(51,836)
Treasury stock at cost	(36,078)	(36,078)
Total shareholders’ equity	727,098	756,288
	$1,486,123	$1,300,276

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended		Three Months Ended
	2016	2015	2016	2015
Operating Activities:
Net income	$9,228	$2,937	$4,498	$8,786
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,943	28,717	12,966	8,653
Share-based compensation expense	6,916	6,652	2,828	1,361
Changes in operating assets and liabilities, net of effects from acquisitions	(42,648)	8,186	22,842	(33,406)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	5,439	46,492	43,134	(14,606)

Investing Activities:
Acquisition of businesses, net of cash acquired	(243,483)	(90,172)	—	(712)
Purchases of property, plant and equipment	(25,883)	(15,743)	(4,508)	(13,163)
Purchases of marketable securities	(21,802)	(6,201)	(7,116)	(1,611)
Proceeds from sales or maturities of marketable securities	36,923	1,196	7,053	—
Purchases of other assets	—	(2,993)	—	—
NET CASH USED IN INVESTING ACTIVITIES	(254,245)	(113,913)	(4,571)	(15,486)

Financing Activities:
Proceeds from short-term borrowings	263,300	95,000	10,000	25,000
Principal payments on short-term borrowings	(93,300)	(25,000)	(20,000)	(10,000)
Proceeds from long-term borrowings	75,000	—	—	—
Principal payments on long-term debt	(378)	(403)	(124)	(134)
Purchase of common stock	(1,658)	(2,652)	—	(929)
Dividends paid	(3,641)	(3,627)	—	—
Net change in restricted cash	(4,116)	(146)	(602)	(45)
Contingent consideration payments related to acquisitions of businesses	(1,679)	—	—	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	233,528	63,172	(10,726)	13,892

Effect of exchange rates on cash	(29,759)	(2,295)	(13,206)	17,401

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(45,037)	(6,544)	14,631	1,201

Cash and cash equivalents at the beginning of the period	218,476	215,849	158,808	208,104

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$173,439	$209,305	$173,439	$209,305

Supplemental disclosure of non-cash investing and financing activities:
Liability incurred to acquire GATR, net	$7,651	$—	$—	$—
Liability incurred to acquire TeraLogics, net	$4,998	$—	$—	$—
Liability incurred to acquire H4 Global, net	$952	$—	$—	$—
Liability incurred to acquire DTECH, net	$—	$8,898	$—	$44